EXHIBIT 99.1
NEWS RELEASE



Date:       August 8, 1996
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SUBJECT:    CARLISLE COMPANIES ANNOUNCES AMENDMENT TO
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            RIGHTS AGREEMENT
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     SYRACUSE, NEW YORK, August 8, 1996 . . . Carlisle Companies Incorporated
(NYSE:CSL). The Board of Directors yesterday approved an amendment to the Shareholders' Rights Agreement, adopted on February 8, 1989. Under the Rights Agreement, each shareholder received one Preferred Stock Purchase Right for each share of common stock owned. Each Right entitles the holder to buy one one-thousandth of a share of Carlisle's Series A Preferred Stock. The Rights are exercisable upon the occurrence of certain triggering events. The Rights were originally scheduled to expire on March 3, 1999. As a result of the two-for-one June, 1993 stock split, each share of common stock is now associated with one-half of a Right.

     The amendment resets the purchase price of a Right to reflect the increase in the price of the common stock since the adoption of the Rights Agreement, extends the term of the Rights Agreement until August 6, 2006, and effects certain technical changes to the Rights Agreement. Pursuant to the amendment, each Right now entitles the holder to buy one one-thousandth of a share of Series A Preferred Stock for $420. The amendment was not adopted in response to any current effort to acquire Carlisle and neither the Board nor management is aware of any effort to acquire Carlisle.

     Carlisle is a diversified manufacturer of products serving three major market segments: construction materials, transportation products and general industry.


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CONTACT             Robert J. Ryan, Jr.
                    Vice President, Treasurer
                       and Chief Financial Officer
                    (315) 474-2500